Exhibit 10.34

Executive Officer Incentive Compensation Plan

The following summarizes the Executive Officer Incentive Compensation Plan (the “Plan”) of Florida Public Utilities Company (the “Company”).   The Plan provides a means for the Company to tie a portion of the executive officers’ annual executive compensation to the performance of the Company.

The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  The Committee has the authority to, among other things, select participants, establish performance goals and determine the extent to which performance goals have been met.  The Committee may amend or terminate the Plan at any time.

The Plan provides for establishing a designated percentage of an executive officers’ annual compensation to be in the form of cash awarded upon meeting performance objectives established by the Committee in its discretion at the beginning of the year.  Performance objectives may be based on Company performance, usually in the areas of earnings, financial return calculations, customer growth, customer satisfaction levels, and safety performance, or on individual performance.  From time to time, as deemed appropriate by the Committee, the objectives may also relate to specific Board-directed initiatives.  The Committee ties each performance objective to a percentage of total incentive compensation that may be earned.  Usually at the beginning of the following year, the Committee determines the extent to which the performance objectives have been met and the amount of incentive compensation that has been earned by the executive.